EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 21, 2004, relating to the financial statements and financial statement schedules of TransTechnology Corporation, appearing in the Annual Report on Form 10-K of TransTechnology Corporation for the year ended March 31, 2004.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
May 12, 2005

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